SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  November 24, 2008

UNIVERSAL AMERICAN CORP.

(Exact name of Registrant as specified in its charter)

New York	0-11321	11-2580136
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Six International Drive, Suite 190

Rye Brook, New York 10573

(914) 934-5200

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities

Effective November 24, 2008, we issued an aggregate of 13,289,500 shares of our common stock, par value $0.01 per share, in connection with the conversion at our election of 132,895 shares of our Series B participating convertible preferred stock, par value $1.00 per share.  We had issued and sold the shares of Series B preferred stock that we converted to holders in connection with the previously announced private placements of our Series A preferred stock and Series B preferred stock that closed on May 15, 2007 and September 21, 2007, respectively. As a result of the conversion, we converted each previously outstanding share of Series B preferred stock into 100 shares of our common stock. The holders of Series B preferred stock received shares of our common stock solely in exchange for conversion of their preferred shares. There was no direct or indirect commission or other remuneration for soliciting this conversion. We issued the shares of common stock without registration under the Securities Act of 1933, as amended, in reliance upon the exemption from registration under Section 3(a)(9) of the Act. We have not registered the shares of common stock under the Securities Act, and the holders may not subsequently offer to sell or sell these shares in the United States absent registration or an applicable exemption from the registration requirement. This report does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that jurisdiction.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 24, 2008

UNIVERSAL AMERICAN CORP.

By:	/s/ MITCHELL J. STIER
Mitchell J. Stier
Senior Vice President and General Counsel